Flextronics contacts:

Thomas J. Smach

Senior Vice President of Finance

+1.408.576.7722

Renee Brotherton

Senior Director of Corporate Marketing

+1.408.576.7189

FLEXTRONICS ANNOUNCES SECOND QUARTER RESULTS

- GAAP Net Income and ROITC Reached Record Highs;

- Revenues Increased 18%;

- GAAP Net Income Increased $193 Million;

- Gross Margin Increased 190 Basis Points

Singapore, October 25, 2004 -- Flextronics (NASDAQ: FLEX) today announced results for its second quarter ended September 30, 2004 as follows:

(USD in millions, except EPS)	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Net sales	$ 4,138.2	$ 3,503.2	$ 8,018.7	$ 6,609.9
GAAP net income (loss)	$ 92.6	$ (100.1)	$ 166.9	$ (389.8)
Net income, excluding intangible amortization, restructuring and other charges (1)	$ 98.5	$ 47.5	$ 176.8	$ 68.0
Diluted GAAP EPS	$ 0.16	$ (0.19)	$ 0.29	$ (0.75)
Diluted EPS, excluding intangible amortization, restructuring and other charges (1)	$ 0.17	$ 0.09	$ 0.31	$ 0.12

(1) The non-GAAP financial measures disclosed in this press release exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles ("GAAP"). Non-GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangible amortization expense of $8.7 million and $17.3 million during the three- and six-month periods ended September 30, 2004, respectively, and $8.6 million and $17.4 million during the three- and six-month periods ended September 30, 2003, respectively. The Company also recorded pre-tax restructuring charges of $33.5 million and $57.1 million during the three- and six-month periods ended September 30, 2004, respectively, and $60.3 million and $387.4 million during the three- and six-month periods ended September 2003, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. In addition, for the three- and six-month periods ended September 30, 2003 the Company incurred $95.2 million and $103.9 million of losses, respectively, associated with early extinguishment of its then outstanding senior subordinated notes. The tax benefit related to all of these items and other non-operational tax adjustments amounted to $36.3 million and $64.6 million during the three- and six-month periods ended September 30, 2004, respectively, and $16.4 million and $50.9 million during the three- and six-month periods ended September 30, 2003, respectively. The reconciliation of non-GAAP results to GAAP results is illustrated in Schedules I and II attached to this press release.

Second Quarter Results Ending September 30, 2004

Net sales for the second quarter were $4.1 billion, which represents an increase of $635 million, or 18%, over the September 2003 quarter. Excluding intangible amortization, restructuring and other charges, net income for the second quarter increased 107% to $98.5 million, or $0.17 per diluted share, compared with $47.5 million, or $0.09 per diluted share in the year ago quarter. GAAP net income for the second quarter increased by $193 million to a quarterly record high of $92.6 million, or $0.16 per diluted share, compared to a net loss of $100.1 million, or a loss of $0.19 per diluted share in the year ago quarter.

The quarterly results reflect continued industry-leading working capital management, with a cash conversion cycle of 17 days and inventory turns of 11 times. Return on Invested Tangible Capital ("ROITC") increased from 13% in the September 2003 quarter to an all time quarterly high of 24% in the September 2004 quarter. In addition, Flextronics generated approximately $98 million and $265 million in cash flow from operations during the three- and six-month periods ended September 30, 2004. Liquidity increased 20% sequentially to $1.45 billion while leverage decreased to 27%.

"We are very pleased with our operating metrics in the quarter. We continued to realize the earnings leverage inherent in our business by delivering quarterly net income growth of 107% on a sales increase of 18% over the year-ago quarter. In addition, we increased gross margins by 130 basis points and increased operating margins by 110 basis points, compared to the year-ago quarter," said Michael E. Marks, Chief Executive Officer of Flextronics. "Not only is our profitability returning to all-time high levels, our cash flow metrics are better today than at any time in the past. Capital expenditures exceeded $700 million in fiscal 2001 compared to $181 million in fiscal 2004, and the fixed asset to sales ratio was 15% in fiscal 2001 compared to 10% in the September 2004 quarter. Our quarterly cash conversion cycle improved from 46 days in second quarter of fiscal 2001 to 17 days in the second quarter of fiscal 2004," added Marks.

Guidance

The Company provided guidance for quarterly earnings per diluted share of $0.18 to $0.21 on revenues of $4.1 billion to $4.4 billion for the December 2004 quarter and $0.15 to $0.18 on revenues of $3.8 billion to $4.2 billion for the March 2005 quarter, excluding amortization, restructuring and other charges. The Company also believes that it has the potential for annual earnings growth of 20% to 30% for the next few fiscal years. Quarterly GAAP earnings per diluted share are expected to be lower than the guidance provided by approximately $0.01 to $0.02 per diluted share reflecting quarterly amortization expense.

Conference Call and Web Cast

A conference call hosted by Flextronics' management will be held today at 1:30 p.m. PDT to discuss the Company's financial results and its outlook. This call will be broadcast via the Internet and may be accessed by logging on to the Company's website at www.flextronics.com Additional information in the form of a slide presentation and CEO's Letter to Shareholders that summarizes and discusses the quarterly results may also be found on the Company's site.
A replay of the broadcast will remain available on the Company's website after the call.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

About Flextronics

Headquartered in Singapore (Singapore Registration No. 199002645H), Flextronics is the leading Electronics Manufacturing Services (EMS) provider focused on delivering operational services to technology companies. With fiscal year 2004 revenues of US$14.5 billion, Flextronics is a major global operating company with design, engineering, manufacturing and logistics operations in 32 countries and five continents. This global presence allows for manufacturing excellence through a network of facilities situated in key markets and geographies that provide its customers with the resources, technology and capacity to optimize their operations. Flextronics' ability to provide end-to-end operational services that include innovative product design, test solutions, manufacturing, IT expertise, network services, and logistics has established the Company as the leading EMS provider. For more information, please visit www.flextronics.com.

# # #

This news release, the CEO's Letter to the Shareholders and the earnings slide presentation contain forward-looking statements within the meaning of federal securities laws and are subject to the safe harbors under those laws. These forward-looking statements include statements related to trends in our industry and end markets, future growth and demand trends, seasonality, anticipated revenues, operating margins, profitability, cash flow, working capital, inventory levels, and the expected impact of our pending transaction with Nortel. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include the challenges of effectively managing our operations, the risk that we may not obtain anticipated new customer programs, or that if we do, they may be delayed, and may not contribute to our revenue or profitability as expected, or at all, the need for future restructurings, the risks that we may not obtain the benefits anticipated from acquisitions or succeed in integrating acquired companies, our ability to respond to changes in economic trends and to fluctuations in demand for customers' products and changes in customers' orders, our dependence on a small number of large customers, our dependence on industries affected by rapid technological change, competition in our industry, risks of shortages of key components, and the other risks described under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q and current reports on Form 8-K, filed with the SEC. The forward-looking statements in this news release, the CEO's Letter to the Shareholders and the earnings slide presentation, are based on current expectations, and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE 1

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30, 2004			Three Months Ended September 30, 2003
	Non-GAAP (1)	Required Adjustments	GAAP	Non-GAAP (1)	Required Adjustments	GAAP

Net sales	$ 4,138,249		$ 4,138,249	$ 3,503,242		$ 3,503,242

Cost of sales	3,867,385		3,867,385	3,320,772		3,320,772

Restructuring and other charges	-	25,704	25,704	-	42,362	42,362

Gross profit	270,864	(25,704)	245,160	182,470	(42,362)	140,108

Selling, general and administrative expenses	139,022		139,022	108,940		108,940

Restructuring and other charges	-	7,798	7,798	-	17,890	17,890

Operating income (loss)	131,842	(33,502)	98,340	73,530	(60,252)	13,278

Intangibles amortization	-	8,683	8,683	-	8,573	8,573

Interest and other expense, net	22,429		22,429	20,703		20,703

Loss on early extinguishment of debt	-		-	-	95,214	95,214

Income (loss) before income taxes	109,413	(42,185)	67,228	52,827	(164,039)	(111,212)

Provision for (benefit from) income taxes	10,941	(36,335)	(25,394)	5,282	(16,404)	(11,122)

Net income (loss)	$ 98,472	$ (5,850)	$ 92,622	$ 47,545	$ (147,635)	$ (100,090)

Earnings (loss) per share:
Basic	$ 0.18		$ 0.17	$ 0.09		$ (0.19)

Diluted	$ 0.17		$ 0.16	$ 0.09		$ (0.19)

Shares used in computing per share amounts:
Basic	551,875		551,875	523,529		523,529

Diluted	582,206		582,206	556,728		523,529

  The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. Non-GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangible amortization expense of $8.7 million and $8.6 million during the quarters ended September 30, 2004 and September 30, 2003, respectively. The Company also recorded restructuring charges of $33.5 million and $60.3 million during the quarters ended September 30, 2004 and September 30, 2003, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. The loss on early extinguishment of debt of $95.2 million for the quarter ended September 30, 2003 resulted from the repurchase of the 9.875% senior subordinated notes. The tax benefit related to all of these items and other non-operational tax adjustments amounted to $36.3 million and $16.4 million during the quarters ended September 30, 2004 and September 30, 2003, respectively.

  SCHEDULE II

  FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF OPERATIONS

  (In thousands, except per share amounts)

  (Unaudited)

	Six Months Ended September 30, 2004			Six Months Ended September 30, 2003
	Non-GAAP (2)	Required Adjustments	GAAP	Non-GAAP (2)	Required Adjustments	GAAP

Net sales	$ 8,018,697		$ 8,018,697	$ 6,609,919		$ 6,609,919

Cost of sales	7,500,901		7,500,901	6,262,408		6,262,408

Restructuring and other charges	-	46,695	46,695	-	351,197	351,197

Gross profit	517,796	(46,695)	471,101	347,511	(351,197)	(3,686)

Selling, general and administrative expenses	280,618		280,618	225,355		225,355

Restructuring and other charges	-	10,395	10,395	-	36,163	36,163

Operating income (loss)	237,178	(57,090)	180,088	122,156	(387,360)	(265,204)

Intangibles amortization	-	17,344	17,344	-	17,390	17,390

Interest and other expense, net	40,715		40,715	46,614		46,614

Loss on early extinguishment of debt	-		-	-	103,909	103,909

Income (loss) before income taxes	196,463	(74,434)	122,029	75,542	(508,659)	(433,117)

Provision for (benefit from) income taxes	19,646	(64,561)	(44,915)	7,554	(50,866)	(43,312)

Net income (loss)	$ 176,817	$ (9,873)	$ 166,944	$ 67,988	$ (457,793)	$ (389,805)

Earnings (loss) per share:
Basic	$ 0.33		$ 0.31	$ 0.13		$ (0.75)

Diluted	$ 0.31		$ 0.29	$ 0.12		$ (0.75)

Shares used in computing per share amounts:
Basic	541,250		541,250	522,315		522,315

Diluted	575,110		575,110	553,362		522,315

  The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. Non-GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangible amortization expense of $17.3 million and $17.4 million during the six months ended September 30, 2004 and September 30, 2003, respectively. The Company also recorded restructuring charges of $57.1 million and $387.4 million during the six months ended September 30, 2004 and September 30, 2003, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. The loss on early extinguishment of debt of $103.9 million resulted from the early redemption of its 8.75% senior subordinated notes in June 2003, and the repurchase of the 9.875% senior subordinated notes in August 2003. The tax benefit related to all of these items and other non-operational tax adjustments amounted to $64.6 million and $50.9 million the six months ended September 30, 2004 and September 30, 2003, respectively.

SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)
	As of	As of
	September 30, 2004	March 31, 2004
ASSETS

Current Assets:
Cash and cash equivalents	$ 694,551	$ 615,276
Accounts receivable, net	2,126,108	1,871,637
Inventories	1,416,688	1,179,513
Deferred income taxes	4,386	14,244
Other current assets	578,457	581,063
Total current assets	4,820,190	4,261,733
Property, plant and equipment, net	1,651,581	1,625,000
Deferred income taxes	681,715	604,785
Goodwill and other intangibles, net	2,845,190	2,721,432
Prepaid purchase of 70% of Hughes Software Systems	289,367	--
Other assets	448,147	370,987
Total assets	$ 10,736,190	$ 9,583,937

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Bank borrowings and current portion of long-term debt	$ 66,614	$ 96,287
Current portion of capital lease obligations	8,011	8,203
Accounts payable	2,700,503	2,145,174
Other current liabilities	1,116,540	1,127,253
	3,891,668	3,376,917
Long-term debt, net of current portion:
Capital lease obligations	10,450	15,084
Zero Coupon Convertible Junior Subordinated Notes due 2008	200,000	200,000
9 7/8 % Senior Subordinated Notes due 2010, net of discount	7,659	7,659
9 3/4 % Euro Senior Subordinated Notes due 2010	184,593	181,422
1 % Convertible Subordinated Notes due 2010	500,000	500,000
6 1/2 % Senior Subordinated Notes due 2013	399,650	399,650
Revolving line of credit due 2008	346,000	220,000
Other	98,250	100,446
Other liabilities	185,114	215,546

Total shareholders' equity	4,912,806	4,367,213
Total liabilities and shareholders' equity	$ 10,736,190	$ 9,583,937